CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated April 22, 2008, accompanying the financial statements of New York Insured Municipals Income Trust, Series 187 and Ohio Insured Municipals Income Trust, Series 143 (included in Van Kampen Unit Trusts, Municipal Series 592) as of December 31, 2007, and for each of the two years in the period ended and the financial highlights for the period from January 5, 2006 (date of deposit) through December 31, 2006 and for the year ended December 31, 2007, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-129792) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                  GRANT THORNTON LLP

New York, New York
April 22, 2008